EXHIBIT 21.1               LIST OF SUBSIDIARIES OF THE REGISTRANT

As of March 23, 2005, the Registrant had the following subsidiaries:

                                                    Percent
Subsidiary and Name Under Which Business is Done     Owned     Where Organized
------------------------------------------------    -------    ---------------

NIAI Insurance Administrators, Inc.                   100%        California
Viking Capital Financial Services, Inc.               100%           Texas
Viking Insurance Services, Inc.                       100%           Texas
Viking Systems, Inc.                                  100%           Texas
Viking Administrators, Inc.                           100%           Texas
Viking Capital Ventures, Inc.                         100%           Texas
Brentwood Re, Ltd.                                     60%     Island of Nevis.





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